Exhibit 99.2

NEWS RELEASE

Geokinetics Reports Fourth Quarter and Full Year 2010 Financial Results

HOUSTON, TEXAS — April 1, 2011 — Geokinetics Inc. (NYSE Amex: GOK) today announced its financial results for the quarter and full year ended December 31, 2010.

Highlights for the three months ended December 31, 2010:

•      Fourth quarter revenues increased 62% to $198.8 million from $122.4 million in the fourth quarter of 2009.

•      EBITDA (a non-GAAP financial measurement, defined below) was $23.3 million, compared to $15.4 million in the same period in 2009.  EBITDA includes $0.2 million and $1.3 million of costs associated with the acquisition of PGS Onshore for the three months ended December 31, 2010 and December 31, 2009, respectively.

•      Reported a loss applicable to common stockholders of $38.2 million, or $2.15 per basic and diluted share.

•      The Company added over $118 million in backlog during the quarter, which includes awards for new projects and extensions to existing projects in Canada, Latin America, North and West Africa, Australia, the Far East and the United States.

•      Backlog was $558 million as of December 31, 2010, of which $414 million, or 74%, is for international projects and $144 million, or 26%, is for North American (excluding Mexico) projects.  This compares to $428 million at the end of the first quarter 2010, $519 million at the end of the second quarter 2010 and $642 million at the end of the third quarter 2010.

Highlights for the twelve months ended December 31, 2010:

•      Annual revenues increased 9% to $558.1 million from $511.0 million in 2009.

•      EBITDA (a non-GAAP financial measurement, defined below) was $22.8 million, compared to $87.0 million in the same period in 2009.  EBITDA includes $5.2 million and $1.3 million of costs associated with the acquisition of PGS Onshore for the twelve months ended December 31, 2010 and December 31, 2009, respectively.

•      Reported a loss applicable to common stockholders of $147.5 million or $8.46 per basic and diluted share.

•      The Company’s backlog increased by 47% to $558 million as of December 31, 2010 from $378 million as of December 31, 2009 (pro-forma to include PGS Onshore).

Richard F. Miles, President and Chief Executive Officer, stated, “Without a doubt, 2010 was a challenging year for Geokinetics and the seismic industry in general.  Many of the jobs we expected to be awarded were either cancelled or delayed for various reasons, most of which were the result of budgeting constraints.    Still, we were not without our faults as we continued to keep crews in ready mode and waited for jobs to materialize, rather than our normal practice of shutting them down and demobilizing from the area to control costs.  As a result we have since revised our strategy and returned to our prior practice of immediately shutting down the crews and returning the equipment to a strategic base when no immediate work is scheduled.  Furthermore, as we integrated the PGS Onshore entities and personnel into our operations we also decentralized the decision making functions, which we now realize wasn’t the optimal structure.  We are currently in the process of reviewing and reducing the overhead costs in regions where there is not a sufficient amount of work at acceptable margins.

“We posted a sequential improvement in revenue and EBITDA during the fourth quarter, which was the product of increased equipment utilization and increased contribution from our multi-client business in the United States.  Nevertheless, our international operations were negatively impacted by weather downtime and isolated operational issues.  We were very disappointed with the overall execution on the ocean-bottom-cable job in Indonesia. For a better understanding, we booked a loss of approximately $14 million on this job in the fourth quarter.  The mobilization time on this OBC job was originally scheduled to take 30 days, but ended up taking 50 days primarily due to “dead time” between projects.  Furthermore, the recording portion of the job was expected to last 80 days, but ended up lasting over 150 days due to various unforeseen issues.  Overall, the lessons learned and the technical advances we achieved over the course of this job should serve us well in the future.

“The North American seismic market dynamics have improved over the past few months as overcapacity has abated and operators continue to shift their focus to finding oil or liquids rich gas versus dry gas due to the current pricing disparity.  However, inclement weather has proved to be detrimental to crew utilization in the United States in the first quarter. We plan to deploy a healthy mix of proprietary and multi-client crews throughout 2011, however we utilized a disproportionate number of proprietary crews in the first quarter as Canada was very active with an average of three and a half crews working.  Inquiries for multi-client work remains solid and we kept an average of five and a quarter crews working throughout the first quarter split between the Marcellus and Niobrara resource plays.   We have approximately $415 million of outstanding bids in the United States, which gives us confidence that activity will remain vigorous and margins should continue to improve.

“The results for the international data acquisition segment were negatively impacted due to weather downtime in Australia and operational issues related to our OBC crew in Indonesia and our land vibroseis crew in Algeria.  Progress in this segment was hindered in the first quarter due to weather interruptions, startup delays on the OBC project in Mexico and break-even metrics on the remaining portion of the OBC project in Indonesia.  Contribution from the OBC project in Mexico began to flow through the income statement late in the first quarter, but the expected margin from this OBC crew is not anticipated to be fully realized until the second quarter.  We have a long history of successfully executing on backlog, despite the recent isolated issues, and we believe we are well positioned with the right equipment and people to operate efficiently and effectively.  International capital expenditures for E&P companies are expected to rise in 2011 and we believe the high volume of outstanding and expected bids are sure to materialize into additional work for Geokinetics.”

Fourth Quarter 2010 Results

Revenues in the fourth quarter of 2010 increased 62% to $198.8 million from $122.4 million in the fourth quarter of 2009.  Top line improvement was driven by the addition of PGS Onshore assets and increased crew utilization both internationally and in North America combined with solid contribution from the multi-client business in the U.S.

Direct operating expenses increased 69% to $155.4 million in the fourth quarter of 2010, largely due to increased costs related to operating a global fleet of additional PGS Onshore assets.

G&A expenses increased to $20.2 million, or 10% of revenues, during the quarter when compared to $14.7 million, or 12% of revenues, in the same period in 2009.   The increase can be attributed to the added costs associated with integrating PGS Onshore entities.

EBITDA (a non-GAAP financial measurement, defined below) increased to $23.3 million in the fourth quarter, compared to $15.4 million in the fourth quarter of 2009.  EBITDA in the fourth quarter of 2010 includes $0.2 million of costs associated with the acquisition of PGS Onshore and EBITDA in the fourth quarter of 2009 includes $1.3 million of costs associated with acquisition of PGS Onshore.

Depreciation and amortization expense for the three months ended December 31, 2010 totaled $42.3 million as compared to $15.2 million for the same period of 2009.  The increase is primarily attributable to continued capital expenditures to support international crews along with the amortization of the multi-client investment and the addition of the PGS fixed assets and their ensuing write-up.  Amortization of multi-client data for the three months ended December 31, 2010 and December 31, 2009 was $20.6 million and $4.0 million, respectively.

The Company reported a loss applicable to common stockholders of $38.2 million, or $2.15 per basic and diluted share, in the fourth quarter of 2010 compared to a loss applicable to common stockholders of $23.9 million, or $2.07 per basic and diluted share, for the same quarter in 2009.  Despite the reported loss before taxes, the Company incurred a tax expense of $2.2 million, primarily related to the Company’s international operations.

Full Year 2010 Results

Revenues for the year 2010 increased 9% to $558.1 million from $511.0 million in 2009.  The increase in revenues was primarily driven by the addition of the PGS Onshore operations and the contribution from the multi-client data library business in the U.S.  Despite improved top line results in North America, revenues from the international data acquisition segment were negatively impacted by lower utilization from a job mix that included less shallow water work, project commencement delays and weather downtime.

Direct operating expenses increased to $454.2 million in 2010 from $370.2 million in 2009, mainly due to increased costs related to operating additional PGS Onshore crews in the U.S. and abroad.

G&A expenses increased 51% to $81.2 million, or 15% of revenues, during the year when compared to $53.8 million, or 11% of revenues, in 2009.   The majority of the increase can be attributed to the additional costs associated with integrating the PGS Onshore entities and implementation costs related to the Company’s Oracle stabilization project.

EBITDA (a non-GAAP financial measurement, defined below) for 2010 was $22.8 million, compared to $87.0 million in 2009. EBITDA for the year 2010 includes $5.2 million in costs associated with the PGS Onshore acquisition and EBITDA for the year 2009 includes $1.3 million of costs associated with the PGS Onshore acquisition.

Depreciation and amortization expense for the twelve month period ended December 31, 2010 totaled $112.9 million as compared to $56.9 million for the same period of 2009.  The increase is primarily attributable to continued capital expenditures to support international crews along with the amortization of the multi-client investment and the $104.1 million purchase of PGS Onshore’s fixed assets.  Amortization of multi-client data for the years ended December 31, 2010 and December 31, 2009 was $38.4 million and $6.6 million, respectively.

The Company reported a loss applicable to common stockholders of $147.5 million or $8.46 per basic and diluted share, in 2010 compared to a loss applicable to common stockholders of $34.1 million, or $3.14 per basic and diluted share, for 2009.  Despite the reported loss before taxes, the Company incurred a tax expense of $4.8 million, primarily related to the Company’s international operations.

Fourth Quarter 2010 and First Quarter 2011 Operations Review

The Company is providing this update to assist shareholders in understanding the operations of the Company in the fourth quarter of 2010 and the first quarter of 2011.

International

Latin America — Operated 5 to 6 crews during the fourth quarter, with an average of 6 crews operating in Brazil, Mexico, Peru and Trinidad.  The Company operated an average of 6 crews during the first quarter in Brazil, Mexico, Peru and Trinidad.

EAME — Operated 4 to 5 crews during the fourth quarter, with an average of 4 crews operating in Angola, Libya and Algeria.  The Company operated an average of 3.5 crews in Angola, Libya, UAE and Algeria during the first quarter.

Australasia / Far East — Operated 1 to 3 crews during the fourth quarter, with an average of 2 crews operating in Australia, Indonesia and Malaysia.  The Company operated an average of 1.75 crews in Indonesia, Malaysia and Australia during the first quarter.

North America

United States — Operated 5 to 8 crews during the fourth quarter for an average of 7 crews.  The Company operated an average of 7.5 crews in the United States during the first quarter, of which an average of 5.25 crews worked on multi-client projects.

Canada — Operated an average of 1 crew during the fourth quarter.  The Company operated an average of 3.5 crews in Canada during the first quarter.

Backlog

Backlog increased by approximately 47% to $558 million as of December 31, 2010 compared to $378 million as of December 31, 2009 (pro forma to include PGS Onshore).  Of the current backlog, approximately $414 million, or 74%, is for international business (excluding Canada) with the remaining $144 million, or 26%, for North America, of which approximately $81 million is attributable to the multi-client business in the United States.   Of the Company’s international backlog, approximately $252 million, or 61%, is with national oil companies (NOCs) or partnerships including NOCs.  Approximately $210 million of the international backlog, or 51%, is in shallow water transition zones and OBC environments.  It is anticipated that approximately 32% of the backlog at December 31, 2010 will be realized during the first quarter of this year with the remaining amount to be realized throughout the rest of this year and into 2012.

Capital Expenditures

Capital expenditures for 2011 are currently estimated at $38 million, a decrease of 20% from $47.7 million of capital expenditures in 2010.  In addition, 2011 multi-client data library investments are anticipated to increase 68% to approximately $92 million.  All of the expected multi-client investments have pre-funding levels in excess of 90% of their anticipated cash costs.

Cash and Liquidity

Cash, cash equivalents and restricted cash totaled $45.3 million as of December 31, 2010, of which $2.5 million was restricted cash.  As previously disclosed on December 14, 2010, the Company entered into an agreement with its lenders that provided it with a waiver related to the Revolving Credit Facility due 2013 for the cumulative EBITDA covenant for the month ended November 30, 2010 and for all financial covenants at the December 31, 2010 measurement date.  In addition, the Company amended its Revolving Credit Facility with the Royal Bank of Canada.  Among other things, the third amendment provides adjustments to a monthly maximum total leverage ratio and a monthly minimum interest coverage ratio.  It also requires that the Company adhere to a monthly liquidity test, monthly senior notes interest reserve and monthly cumulative adjusted EBITDA targets commencing with the month ending January 31, 2011 through the month ending December 31, 2011.  In connection with the aforementioned waivers and third amendment in 2010, the Company also completed a $30 million private placement of junior preferred stock and issued warrants to purchase 3,495,000 shares of common stock to existing shareholders.

The Company complied with all financial covenants for the months ended January 31, 2011 and February 28, 2011.  Nonetheless, due to the negative impact from the ocean-bottom-cable project in Indonesia, which led to the delay in commencing the ocean-bottom-cable project in Mexico, and when combined with inclement weather in various regions throughout the first quarter, the Company entered into Waiver and Amendment No. 4 with its lenders on April 1, 2011, which provides a waiver of specific events of default that would have occurred on March 31, 2011 for failure to comply with financial covenant requirements (minimum total leverage ratio and cumulative adjusted EBITDA).  The fourth amendment revises the monthly cumulative EBITDA targets for the months ending March 31, 2011 through September 30, 2011, which consequently adjusts the minimum total leverage ratio; however, the total cumulative EBITDA target for the full year 2011 is unchanged.  The permitted outstanding borrowing amount under the revolver continues to be limited to $40 million less the amount equal to the monthly reserve requirement as defined by the credit agreement, of which $23.0 million was outstanding as of December 31, 2010 and $33.0 million was outstanding as of February 28, 2011.  Furthermore, the maturity date of the Revolving Credit Facility was revised to April 15, 2012 from February 12, 2013.  The Company believes it will remain in compliance with the revised covenants through December 31, 2011.  Based on current cash balances and anticipated cash flow from operations the Company believes it will have sufficient liquidity to execute on the current backlog and fund additional opportunities for the remainder of 2011.

Conference Call and Webcast Information

Geokinetics has scheduled a conference call for Wednesday, April 6, 2011, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 271-0675 for domestic callers, and (617) 213-8892 for international callers a few minutes before the call begins using pass code 30373924 and ask for the Geokinetics 4th Quarter and Full Year 2010 Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until April 13, 2011.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 44588677.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investor Relations section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Scott Zuehlke, Director of Investor Relations, by dialing 713-850-7600 or by email at scott.zuehlke@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to our international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, related financial performance and statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$42,851	$10,176
Restricted cash	2,455	121,837
Accounts receivable, net	165,323	143,944
Deferred costs	22,766	14,364
Prepaid expenses	12,722	6,828
Other current assets	6,568	3,660
Total current assets	252,685	300,809

Property and equipment, net	266,404	187,833
Restricted cash to be used for PGS Onshore acquisition	—	183,920
Goodwill	131,299	73,414
Multi-client data library, net	53,212	6,602
Deferred financing costs, net	11,794	10,819
Other assets, net	9,770	8,293

Total assets	$725,164	$771,690

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt and capital lease obligations	$1,634	$68,256
Accounts payable	65,417	55,390
Accrued liabilities	75,694	61,814
Deferred revenue	49,537	14,081
Income taxes payable	15,997	15,335
Total current liabilities	208,279	214,876

Long-term debt and capital lease obligations, net of current portion	319,284	296,601
Deferred income tax	16,169	6,486
Derivative liabilities	38,271	9,317
Mandatorily redeemable preferred stock	45,265	32,104
Other liabilities	1,122	—

Total liabilities	628,390	559,384

Commitments & Contingencies

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, and 319,174 shares issued and outstanding as of December 31, 2010 and 290,197 shares issued and outstanding as of December 31, 2009	74,987	66,976

Stockholders’ equity:
Common stock, $.01 par value; 100,000,000 shares authorized, 18,135,084 shares issued and 17,834,024 shares outstanding as of December 31, 2010 and 15,578,528 shares issued and 15,296,839 shares outstanding as of December 31, 2009	179	156
Additional paid-in capital	230,977	215,859
Accumulated deficit	(209,389)	(70,705)
Accumulated other comprehensive income	20	20
Total stockholders’ equity	21,787	145,330

Total liabilities, mezzanine and stockholders’ equity	$725,164	$771,690

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Seismic acquisition	$196,550	$119,487	$549,116	$500,283
Data processing	2,268	2,871	9,018	10,683
Total revenue	198,818	122,358	558,134	510,966

Expenses:
Seismic acquisition	153,045	90,018	445,300	361,525
Data processing	2,314	2,221	8,893	8,641
Depreciation and amortization	42,335	15,243	112,897	56,921
General and administrative	20,169	14,678	81,190	53,791
Total expenses	217,863	122,160	648,280	480,878

Loss on disposal of property and equipment	(161)	(1,617)	(1,910)	(3,759)

Income (loss) from operations	(19,206)	(1,419)	(92,056)	26,329

Other income (expenses):
Interest income	338	44	1,767	242
Interest expense	(9,586)	(1,687)	(39,594)	(6,213)
Gain (loss) from change in fair value of derivative liabilities	(7,785)	2,304	(6,415)	(7,324)
Bridge loan commitment fees	—	(2,910)	—	(2,910)
Foreign exchange gain (loss)	776	(619)	365	680
Other, net	1,761	(79)	2,059	113
Total other expenses, net	(14,496)	(2,947)	(41,818)	(15,412)

Income (loss) before income taxes	(33,702)	(4,366)	(133,874)	10,917

Provision for income taxes
Current expense	2,185	4,972	13,986	30,374
Deferred (benefit) expense	—	—	(9,176)	(7,122)
Total provision for income taxes	2,185	4,972	4,810	23,252

Net loss	(35,887)	(9,338)	(138,684)	(12,335)

Returns to preferred stockholders:
Inducements paid to preferred stockholders	—	(9,059)	—	(9,059)
Dividend and accretion costs	(2,325)	(5,470)	(8,850)	(12,731)

Loss applicable to common stockholders	$(38,212)	$(23,867)	$(147,534)	$(34,125)

For Basic and Diluted Shares:
Loss per common share	$(2.15)	$(2.07)	$(8.46)	$(3.14)
Weighted average common shares outstanding	17,746	11,547	17,441	10,875

Geokinetics Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	Twelve Months Ended December 31,
	2010	2009
OPERATING ACTIVITIES
Net loss	$(138,684)	$(12,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	112,897	56,921
Bad debt expense	1,549	1,110
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	6,725	560
Stock-based compensation	2,888	2,174
Loss on sale of assets and insurance claims	1,910	3,759
Deferred income taxes	(9,176)	(7,122)
Change in fair value of derivative liabilities	6,415	7,324
Changes in operating assets and liabilities:
Restricted cash, net of financing portion	(501)	7,967
Accounts receivable	40,915	(53,301)
Prepaid expenses, deferred costs and other assets	(978)	(808)
Deferred Costs	(8,402)	11,008
Accounts payable	(7,697)	6,334
Deferred Revenue	35,456	2
Accrued liabilities, deferred revenue and other liabilities	(11,781)	29,666
Net cash provided by operating activities	31,536	53,259

INVESTING ACTIVITIES
Investment in multi-client data library	(51,035)	(10,716)
Acquisition, net of cash acquired	(180,832)	—
Proceeds from disposal of property and equipment and insurance claims	426	1,320
Purchase of other assets	(3,986)	—
Purchases and acquisition of property and equipment	(47,673)	(35,816)
Change in restricted cash held for purchase of PGS Onshore	303,803	(303,803)
Net cash (used in) provided by investing activities	20,703	(349,015)

FINANCING ACTIVITIES
Proceeds from issuance of debt	51,994	207,259
Proceeds from issuance of mandatorily redeemable preferred stock	30,000	—
Proceeds from issuance of Senior Secured Notes, net of discount	—	294,279
Cash inducement of preferred stock conversion	—	(2,121)
Proceeds from exercised stock options	—	—
Proceeds from common stock issuance, net	1,678	33,985
Proceeds from preferred stock issuance	—	—
Payments on capital lease obligations and vendor financing	(25,025)	(25,889)
Payments on debt	(73,641)	(204,737)
Payments of debt issuance costs	(4,570)	(10,185)
Net cash provided by (used in) financing activities	(19,564)	292,591

Net increase in cash	32,675	(3,165)
Cash at beginning of year	10,176	13,341
Cash at end of period	$42,851	$10,176

Supplemental disclosures of cash flow information (in thousands):
Cash disclosures:
Interest paid	$31,356	$10,728
Income taxes paid	11,464	16,640
Non-cash disclosures:
Capitalized depreciation on multi-client data library	2,729	1,715
Issuance of 750,000 common shares for inducement on preferred stock conversion	—	6,938
Purchase of property and equipment under capital lease and vendor financings, net of down payments	—	2,999
Paid in kind dividends	4,433	—

Geokinetics Inc. and Subsidiaries

Selected Financial and Operating Data

(In thousands)

	(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue:
Data Acquisition
North America	$63,934	$17,700	$199,915	$83,177
International	132,616	101,800	349,201	417,106
Subtotal Data Acquisition	196,550	119,500	549,116	500,283
Data Processing	2,268	2,900	9,018	10,683
Corporate	—	—	—	—
Total	198,818	122,400	558,134	510,966

Expenses:
Data Acquisition
North America	26,329	13,000	120,518	65,952
International	126,716	77,000	324,782	295,573
Subtotal Data Acquisition	153,045	90,000	445,300	361,525
Data Processing	2,314	2,200	8,893	8,641
Corporate	—	—	—	—
Total	155,359	92,200	454,193	370,166

Gross Profits:
Data Acquisition
North America	37,605	4,700	79,396	17,225
International	5,900	24,800	24,420	121,533
Subtotal Data Acquisition	43,505	29,500	103,816	138,758
Data Processing	(46)	700	125	2,042
Corporate	—	—	—	—
Total	43,459	30,200	103,941	140,800

Gross Margins:
Data Acquisition
North America	58.8%	26.6%	39.7%	20.7%
International	4.4%	24.4%	7.0%	29.1%
Subtotal Data Acquisition	22.1%	24.7%	18.9%	27.7%
Data Processing	-2.0%	24.1%	1.4%	19.1%
Corporate	—	—	—	—
Total	21.9%	24.7%	18.6%	27.6%

Segment Income (Loss):
Data Acquisition
North America	10,870	(8,908)	13,842	(16,464)
International	(25,069)	905	(60,695)	58,499
Subtotal Data Acquisition	(14,199)	(8,003)	(46,854)	42,035
Data Processing	(403)	(515)	(1,434)	(307)
Corporate	(21,285)	(820)	(90,397)	(54,063)
Total	(35,887)	(9,338)	(138,684)	(12,335)

GAAP Reconciliation

The Company defines EBITDA as Net Income before Taxes, Interest, Other Income (Expense) (including derivative liabilities’ fair value gains/losses, foreign exchange gains/losses, gains/losses on sale of equipment and insurance proceeds, warrant expense and other income/expense), and Depreciation and Amortization.  EBITDA is not a measure of financial performance derived in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered in isolation or as an alternative to net income as an indication of operating performance.  See below for reconciliation from Income Applicable to Common Stockholders to EBITDA amounts referred to above:

	(Unaudited)
	Three Months Ended
	December 31,
	2010	2009
Net Loss Applicable to Common Stockholders	$(38,212)	$(23,867)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	(2,325)	(14,529)
Net Loss	(35,887)	(9,338)
Provision for Income Taxes	2,185	4,972
Interest Expense, net (including Lender Fees)	9,248	1,643
Other Expense (as defined above)	5,409	2,921
Depreciation and Amortization	42,335	15,243
EBITDA	$23,290	$15,441

	Twelve Months Ended
	December 31,
	2010	2009
Net Loss Applicable to Common Stockholders	$(147,534)	$(34,125)
Preferred Stock Dividends and Inducements Paid to Restructure Preferred Stock	8,850	(21,790)
Net Loss	(138,684)	(12,335)
Provision for Income Taxes	4,810	23,252
Interest Expense, net (including Lender Fees)	37,827	5,971
Other Expense (as defined above)	5,901	13,200
Depreciation and Amortization	112,897	56,921
EBITDA	$22,751	$87,009

Contact:

Scott M. Zuehlke

Director of Investor Relations

Geokinetics

(713) 850-7600